Exhibit 10.2

CONSIGNMENT SALE AGREEMENT

This Agreement is made as of February 5, 2007, by and between Nature Vision, Inc., a Minnesota corporation (“Seller”) and New Vad, LLC, a Minnesota limited liability company, (“Buyer”).

Recitals

A.           Seller and Buyer are parties to that certain Asset Purchase Agreement dated of even date herewith (the “Purchase Agreement”), pursuant to which Seller is selling to Buyer certain assets and Buyer is assuming from Seller certain liabilities, as specified in the Purchase Agreement relating to Seller’s Vaddio business line.

B.           Pursuant to the terms of the Purchase Agreement, Seller is retaining title to the Vaddio inventory but has agreed to sell to Buyer the inventory on consignment on the terms and conditions set forth herein.

Agreement

1.             Transfer of Possession. Seller agrees to transfer possession of the inventory described in the Purchase Agreement and schedules thereto (the “Consigned Inventory”) to Buyer upon execution of the Purchase Agreement (the “Closing Date”).

2.             Title to Goods and Proceeds. Seller shall at all times retain title to all Consigned Inventory delivered to Buyer under this Agreement until the sale, if applicable, of such Consigned Inventory. The proceeds of all Consigned Inventory purchased by Buyer shall be held in trust for the benefit and the account of Seller until fully accounted for in accordance with the provisions of this Agreement. Buyer must hold such funds in trust for Seller.

3.             Grant of Authority; First Use. Seller hereby grants to Buyer the right and authority to act as its exclusive Buyer to purchase the Consigned Inventory for its book value as set forth in the attached Schedule A. Buyer agrees to purchase from Seller an item of Consigned Inventory before purchasing that type of item from a third party.

4.             Security Interest. In that regard, and to protect Seller’s rights with respect to the Consigned Inventory (in the event Buyer is deemed to hold title to any of the Consigned Inventory), Buyer hereby grants Seller a security interest in all right, title and interest of Buyer in and to the Consigned Inventory, together with all substitutions and replacements and proceeds thereof, together with all warehouse receipts, bills of lading and other documents of title now or hereafter covering the Consigned Inventory. In no event shall the foregoing grant by Buyer of a security interest be deemed to abrogate Seller’s ownership interest in the Consigned Inventory. Buyer agrees that its security interest in an item of Consignment Inventory will be released upon receipt of payment for that item.

5.             Liens and Encumbrances. Buyer shall not pledge or encumber any Consigned Inventory. Buyer shall not give a security interest in the Consigned Inventory to any third party. Buyer shall have informed Seller in writing, prior to the execution of this Agreement, of any security interests Buyer has given to any third party in its inventory that could, in any way, cover the Consigned Inventory.

6.             Accounting; Payment on Sale of Consigned Inventory. On or before Friday of each week during which this Agreement is in effect, Buyer will provide in writing to Seller an accounting of all Consigned Inventory purchased in the previous week and shall remit to Seller the payment due therefore within thirty (30) days of the accounting. Such accounting shall be submitted in such form and shall contain such detail as may be necessary to adequately account to the Seller for the disposition of the Consigned Inventory, the remaining balances of Consigned Inventory in Buyer’s possession and the payment due to Seller therefrom. Notwithstanding Seller’s acceptance of periodic payments, Seller shall have 30 days following April 30, 2007, July 31, 2007, October 31, 2007 and January 31, 2008 to make a claim for adjustment by reason of errors or omissions from the payment or the accounting relating to the previous quarter. If no such claim for adjustment is timely made, such accounting and receipt of such payment shall be deemed final and satisfied in full. The Seller or its designated representatives may, upon request, periodically inspect the books and records of Buyer during regular business hours for the purpose of verifying the accuracy of the accountings and payments.

7.             Maintenance of Consigned Inventory. Buyer shall maintain the Consigned Inventory at its principal place of business and use due care for protecting the inventory from theft or damage in a commercially reasonable manner. Buyer must also implement a clear method to physically segregate the Consigned Inventory from any component parts or merchandise Buyer may acquire from other sources after the Closing Date, and must disclose the details of such method of segregation to Seller.

8.             Risk of Loss, Insurance. Buyer shall accept consignment of the Consigned Inventory by signing this Agreement. Buyer shall be responsible for loss or damage to any Consigned Inventory that has not been sold or delivered to purchasers. Buyer shall obtain and maintain adequate insurance to cover losses of or damages to all such Consigned Inventory. Seller is entitled to all insurance proceeds that cover the loss of Consigned Inventory. Buyer shall pay Seller the book value of the Consigned Inventory for the loss or damage to Consigned Inventory under consignment. Within fifteen(15) days of the date hereof, Buyer must provide proof to Seller that such insurance coverage is in effect and that Seller is a loss payee.

9.             No Commission. There shall be no commission payable to Buyer for the purchase and care of the Consigned Inventory. Buyer’s sole consideration shall be derived from Buyer’s profit, if any, upon resale of the Consigned Inventory by Buyer to its customers. Seller makes no representations or warranties that Buyer will derive any profit from the resale of the Consigned Inventory.

10.          Term, Termination; Disposition of Remaining Consigned Inventory on Expiration. This Agreement shall remain in full force and effect for one year from the date hereof or until the Consigned Inventory is sold in its entirety, whichever occurs first. If any Consigned Inventory remains unsold upon the expiration of this Agreement, Buyer must purchase and make payment for such remaining Consigned Inventory at Seller’s cost (as given in Schedule A attached hereto) on January 31, 2008. This Agreement may also be terminated as follows:

(a)          In the event of a material breach of this Agreement by Buyer, Seller may terminate this Agreement immediately by delivery of a notice of termination. In the event that Buyer has continued in default for at least ten(10) days after delivery of notice of default from Seller, Seller may require Buyer to deliver at Buyer’s cost the remaining Consigned Inventory to Seller at a location to be determined by Seller which is not more than 150 miles from Buyer’s place of business.

(b)          In the event that (i) Buyer is bankrupt or insolvent, (ii) there is an assignment for the benefit of Buyer’s creditors or similar disposition of the assets of Buyer, (iii) Buyer voluntarily abandons its business, (iv) there is a conviction or a plea of guilty or no contest to a charge of violating any law relating to Buyer’s business, or (v) any act of Buyer impairs the reputation of or good will associated with Seller, Seller may terminate this Agreement immediately by delivery of a notice of termination.

(c)          This Agreement may terminate at any time upon mutual written agreement of the parties.

All remedies set forth in this Agreement, including without limitation those remedies set forth in Sections 11 and 18 of this Agreement, or otherwise available at law or in equity shall survive the termination of this Agreement.

11.          Indemnification. Buyer hereby indemnifies and holds harmless Seller from any liability, claim, judgment, loss, cost, expense or damage, including legal fees and expenses, resulting from Buyer’s breach of or failure to comply with the terms and conditions of this Agreement. The Buyer and Seller agree that the remedies and limitations setforth in Section 5 of the Purchase Agreement do not apply to this Agreement.

12.          Warranty. Seller is not liable for consequential or other damages including, but not limited to, loss, damage, personal injury, ,or any other expense directly or indirectly arising from the use of or inability to use the Consigned Inventory either separately or in combination with other products. The Consigned Inventory is sold “as is.” The only warranty from Seller is for clear title. Any applicable manufacturer’s warranties on Consigned Inventory will be transferred to Buyer, to the extent such warranties are transferable. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHETHER ORAL, WRITTEN OR IN ANY OTHER FORM, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED.

13.          Entire Agreement. This Agreement and any schedules or attachments hereto and the Purchase Agreement to which this Agreement is related, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

14.          Notices. Any notice, offer, request, demand, claim or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or email or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below. Any such notice or other communication sent electronically shall be considered to be “in writing” provided it is in a standardized format that is easily downloaded and printed through commonly used software (such as Word, Excel, or Adobe).

If to Seller:

Nature Vision, Inc.

1480 Northern Pacific Rd

PO Box 641

Brainerd, MN 56401

Attn: Michael R. Day, CFO

Fax: (218) 825-0721

E-mail: mday@naturevisioninc.com

with a copy, which does not constitute notice to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: J.C. Anderson, Esq.

Fax:	(612) 632-4444

E-mail: jc.anderson@gpmlaw.com

If to the Buyer:

New Vad, LLC

4800 Quebec Avenue North

Minneapolis, MN 55428

Attn: Rob Sheeley

Fax: (763) 537-2852

E-mail: rsheeley@vaddio.com

with a copy, which does not constitute notice to:

James P. Michels

Rice, Michels & Walther, LLP

10 Second Street NE, Suite 206

Minneapolis, MN 55413

E-mail: jmichels@ricemichels.com

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

15.          Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined there. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

16.          Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or under any of the other agreements collateral hereto.

17.          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

18.          Injunctive Relief. It is hereby understood and agreed that damages may be an inadequate remedy in the event of a breach by Buyer of this Agreement and that any such breach by Buyer would cause Seller significant and irreparable injury and damage. Accordingly, Buyer agrees that Seller shall be entitled, without waiving any additional rights or remedies otherwise available to Seller at law or in equity, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by Buyer of this Agreement.

[SIGNATURE PAGE(S) FOLLOWS]

The Parties have executed this Consignment Sale Agreement as of the date first above written.

SELLER: NATURE VISION, INC.

By	/s/ Michael R. Day
Its	Chief Financial Officer

BUYER: NEW VAD, LLC

By	/s/ Robin Sheeley
Its	President